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                                                                    EXHIBIT 99.2

SALEM, Ore., March 8 /PRNewswire/ -- Morrow Snowboards, Inc. (Nasdaq: MRRW) announced today that a letter of intent has been signed for the acquisition of Morrow Snowboards, Inc. by Empire of Carolina, Inc., an international designer, manufacturer and marketer of a broad range of consumer products, including children's toys and golf accessories. Empire, whose stock is traded on the American Stock Exchange under the symbol EMP, had sales of $61.2 million for the nine months ended September 30, 1998.

In addition, Empire will immediately provide Morrow up to $2,000,000 in interim financing for working capital.

The letter of intent, which contemplates the merger of Morrow into Empire at an exchange rate of 0.375 shares of Empire common stock for each share of Morrow common stock, is non-binding. The merger and interim financing are subject to a number of conditions, including satisfactory completion of due diligence, the approval of Morrow's primary lender, the negotiation and execution of a definitive merger agreement and other documents, and the approval of Morrow's shareholders.

"This financial injection means Morrow moves into our industry's largest trade show this week with a message of financial stability to our customers," said Blair Mullin, Morrow's president and chief financial officer. "Both our Morrow and our Westbeach product lines have been well received this year, and we can now move forward with the execution of our business plan."

Timothy Moran, Empire's President and CEO commented, "The addition of Morrow will allow Empire to offer a full spectrum of winter sports products from sleds designed for backyard hills to Olympic class snowboards. We are excited to complete the transaction as soon as possible, and to continue to pursue the acquisition of fine sporting goods consumer products franchises."

Morrow is a leading designer, manufacturer and marketer of snowboards, boots, bindings, apparel and related products. More detailed information will be provided in a Form 8-K to be filed with the SEC in the next several days.

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the company's ability to complete and close the above interim financing and merger, achieve expected product sales levels, control expenses, and address competitive initiatives and conditions in the markets for snowboards, outdoor apparel and related products. The forward-looking statements should be considered in light of these risks and uncertainties.

03/08/99

CONTACT: Blair Mullin, President, Chief Financial Officer, ext. 119, or Georell Bracelin, Vice President, Marketing, ext. 178, both of Morrow Snowboards, 503-375-9300/ -- HSM035 -- 0184 03/08/99 06:01 EST http://www.prnewswire.com
Copyright PR Newswire 1998. All rights reserved.